Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Option Plan of Royal Energy Resources, Inc. of our report dated December 8, 2014, with respect to the financial statements of Royal Energy Resources, Inc. included in its Annual Report on Form 10-K for the year ended August 31, 2014, filed with the Securities and Exchange Commission.

/s/ GZTY CPA Group, LLC

July 31, 2015